Exhibit 3.1

FIRST AMENDMENT TO
THE AMENDED AND RESTATED BYLAWS
OF
MOMENTUS INC.

The Board of Directors of Momentus Inc., a Delaware corporation (the “Corporation”), in accordance with the General Corporation Law of the State of Delaware and the Amended and Restated Bylaws (“Bylaws”) of the Corporation, approved and adopted as of July 19, 2023 the following amendments to the Bylaws to be effective as of July 19, 2023:

Article I, Section 1.5 of the Bylaws is hereby amended and restated by in its entirety with the following:

“Section 1.5:  Quorum. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders the holders of one-third (1/3rd) of the voting power of the shares of stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of stock is required by applicable law or the Certificate of Incorporation, the holders of one-third (1/3rd) of the voting power of the shares of such class or classes or series of the stock issued and outstanding and entitled to vote on such matter, present in person or represented by proxy at the meeting, shall constitute a quorum entitled to take action with respect to the vote on such matter. If a quorum shall fail to attend any meeting, the chairperson of the meeting or, if directed to be voted on by the chairperson of the meeting, the holders of a majority of the voting power of the shares entitled to vote who are present in person or represented by proxy at the meeting may adjourn the meeting. Shares of the Corporation’s stock belonging to the Corporation (or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation are held, directly or indirectly, by the Corporation), shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any other corporation to vote any shares of the Corporation’s stock held by it in a fiduciary capacity and to count such shares for purposes of determining a quorum. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.”

Except as hereby amended, the Bylaws shall in all other respects remain in full force and effect.